Exhibit 99.1

Delaware District Court Grants MBIA Motion For Summary Judgment In
Royal Case

    ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 2, 2003--MBIA Inc. (NYSE: MBI) announced today that the United States District Court for the District of Delaware issued an order granting MBIA Insurance Corporation's motion for summary judgment to enforce insurance policies issued by Royal Indemnity (Royal) that guarantee vocational loans originated by Student Finance Corporation (SFC). While the order is subject to appeal by Royal, MBIA expects that, when appealed, the order will be upheld. The court indicated that the opinion in support of the order and the final judgment will be issued at a later date.
    Royal had raised various defenses to payment under the policies and in particular sought to rescind the policies it issued on the grounds that SFC, its subsidiaries, and other parties engaged in fraudulent behavior in order to procure the issuance of the policies. MBIA filed its suit seeking enforcement against Royal in July 2002 contending that the absolute and unconditional nature of Royal's obligation as specified in the policies meant that it must honor its policies notwithstanding any fraud it might be able to prove on the part of SFC and others. MBIA insured eight securitizations, which have a total gross par outstanding of $363 million, that were collateralized by SFC vocational student loans guaranteed by Royal. Royal is a subsidiary of the UK-based Royal & Sun Alliance Insurance Group.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Michael Ballinger, 914-765-3893